Exhibit 99.1

Sunoco LP Completes Acquisition of NuStar Energy L.P.;

Announces a 4% Increase in Quarterly Distribution

DALLAS, May 3, 2024 – Sunoco LP (NYSE: SUN) (“Sunoco”) announced the completion of the acquisition of NuStar Energy L.P. (“NuStar”) and a 4% increase in its quarterly distribution.

NuStar Energy Acquisition

Sunoco announced the completion of the acquisition of NuStar. The merger was approved by NuStar unitholders at its Special Meeting held on May 1, 2024. Effective as of the opening of markets on May 3, 2024, NuStar’s common units ceased trading on the New York Stock Exchange.

The completion of this transaction increases Sunoco’s stability and credit profile, strengthens its financial foundation, and enhances its ability to grow. Sunoco expects to realize at least $150 million of expense and commercial synergies. In addition, Sunoco expects at least $50 million per year of additional cash flow from refinancing activity. Sunoco expects the transaction to be immediately accretive to distributable cash flow per LP unit, growing to greater than 10% accretion by the third year following close.

Quarterly Distribution Increase

Sunoco also announced that the Board of Directors of its general partner declared a quarterly distribution for the first quarter of 2024 of $0.8756 per common unit or $3.5024 per common unit on an annualized basis. The distribution will be paid on May 20, 2024, to common unitholders of record on May 13, 2024 (including the former NuStar unitholders who received Sunoco common units upon the completion of the merger).

Building on the 2% increase last year, this 4% increase demonstrates Sunoco’s continued confidence in the business and in future distribution increases.

Sunoco will provide additional details about the NuStar acquisition and distribution increase on Sunoco’s first quarter 2024 conference call on May 8, 2024, at 9:00 a.m. Central Daylight Time.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 47 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 9,500 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 10,000 convenience stores, independent dealers, commercial customers, and distributors. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET).

Qualified Notice

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.

Contacts

Investors:

Scott Grischow, Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Media:

Vicki Granado, Vice President – Media & Communications

(214) 981-0761, vicki.granado@energytransfer.com

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